EXHIBIT 10.2

Memorandum of Cooperation

Between Beijing Telestone Technology Co., Ltd. &

Shijiazhuang D-Spectrum Digital Communication Co. Ltd

On March 2004

In consideration of the special historical connection between Beijing Telestone Technology Co., Ltd (hereinafter referred to as “Telestone”) and D-Spectrum Information Co. Ltd (hereinafter referred to as “D-Spectrum”), the memorandum hereunder is prepared in regard to the principles on production technology transfer as well as product supply between Telestone and D-Spectrum.

I.

Either party shall be responsible for its own operational expenses, including but not limited to, daily expenses, costs for operational sites, investment on productive fixed assets, labor cost and productive current capitals.

II.

Principles on Technology Transfer to D-Spectrum from Telestone

1.

D-Spectrum is entitled the priority rights to be transferred with the production technologies on system integration to Telestone’s own products, which are developed by Telestone’s R&D Dept., and the rights to select and to be transferred with production technologies of other products developed by Telestone for manufacturing.

2.

The production technology transferred by Telestone must satisfy the demands of mass production, and be supplied with, including, but not limited to, following technical material and supporting documents:

a、

Complete technical documentation, product manuals, documents for production routines, material of component suppliers, product cost and price;

b、

On-site instructions by product development-related professionals for each product within specified quantity of production;

c、

Participation in D-Spectrum’s Analysis, investigation and solution on problems in key technologies, quality and products cost during the organization of manufacturing.

3.

D-Spectrum shall pay six times of R&D cost (referred to the actual expenditure on the transferred project) input by Telestone for the agreed project on product technology as the transfer fees.

III. Pricing Principles for products supplied to Telestone by D-Spectrum

The prices of products supplied to Telestone by D-Spectrum are composed of following elements:

a.

Fixed cost of products

b.

Variable cost of products

c.

Necessary taxes

d.

Gross margin and anticipated profit

e.

Provision for R&D cost on newly-developed products

f.

Cost for logistics & freight insurance and after-sales service

1. Fixed cost of products

A. Depreciation of fixed assets

The product price is recorded at the basis of current-year anticipated sales volume less the depreciation value of fixed assets, which are depreciated into 5 years according to the average depreciation method.

B. Labor cost

Labor cost, calculated into the price of the product, is counted in terms with the pre-estimated average working-time one needs to finish each product.

C. Daily Cost

The estimated figure of current-year Daily cost divide the estimated output of current-year, the result of which shall be distributed into the price of each type of products according to respective proportions.

2. Variable cost on products

Variable cost of products mainly include the materials cost and is calculated as the aggregated average prices of all materials for manufacturing purchased in 6 months as of the consignment plus additional 1.5% facilities wasting cost.

3 Taxes

Taxes are calculated under the rule that the collective taxation shall not exceed 2% of the product prices. (D-Spectrum is a high-tech enterprise that is entitled with EIT derate policy.)

a.

VAT is 1.5%

b.

other additional taxes summed is 0.2%

c.

Local city construction tax=1.5% of current-term VAT×7%=0.105%

d.

Education contribution =1.5% of current-term VAT×3%=0.045%

e.

Local education contribution =1.5% of current-term VAT×1%=0.015%

f.

Accordingly, subtract the fixed cost, the margin between cost & profit is around 1.5%/17%=8.8% < 10%, of which 17% is the VAT tax-rate.

4. Revenues

D-Spectrum’s 5% product revenues include 6-month financial co st ..

5. Provision for R&D cost on newly-developed products

For Teleston’s each new product to be transferred for manufacturing, D-Spectrum would set 600% of the Provision for R&D cost as the R&D transfer fees.

a)

3 times of the aforesaid transfer fees, which shall be set as 15% of the cost price of initial product sales;

b)

2 times of the aforesaid transfer fees, which shall be set as 10% of the cost price of the second-batch product sales;

c)

1 times of the aforesaid transfer fees, which shall be set as 5% of the cost price of third-batch product sales;

6. Costs for logistics, freight insurance and after-sales service

a) Transportation & Insurance charges

Transportation & insurance costs are charged as 1.5% of the price of products that D-Spectrum shall deliver to the first domestic consignment location.

b)  After-sale maintenance charges

D-Spectrum provides 2-year repair & maintenance free-of-charge, which accounts for 2.5% of the product prices.

IV. Conditions on technology transfer & Products supply

1. On Technology Transfer

a) D-Spectrum is entitled the priority rights of technology transfer if the management cost has competitive edge over the market; and no technology transfer would be deemed to D-Spectrum if it loses the competitive edge, such as its management cost is 15% over similar enterprises. The technology transferred to D-Spectrum from Telestone are authorized to be used in specified locations & periods while other intellectual property rights on the transferred technology are still retained by Telestone.

b) D-Spectrum can refuse to accept the following products technology transfers:

1)if it thinks that the product has no technology or market advantages; or

2)if there is discrepancy between the product’s R&D investment and its technologies；or

3)or if the transferred product is not qualified for manufacturing.

2. On Products Supply

a) For products supplied by D-Spectrum, if the Supplier is less competitive, Telestone can select other qualified suppliers instead, which includes but not limited to:

1）If the Price is far less competitive and exceeds the market price over 15%;

2）if the Supplier fails to meet the 6-month payment period;

3）if the period of products supply is one times over the market average supply-period

4）Or if the quality of the product is very unsteady.

b) D-Spectrum can refuse to supply products to Telestone if its sales orders fail to meet, but not limited to, following conditions:

1）the payment period exceeds over 3 months than the designated ones; or

2）the orders fail to meet the consignment period being delayed one times more than the regular period.

c) It has been formally agreed that Telestone is the exclusive customer to the products by D-Spectrum and without prior consent from Telestone, D-Spectrum cannot distribute the products to any third party.